June 27, 2016


Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549


Ladies and Gentlemen:

We have read Sub-Item 77(k) of Form N-SAR dated June 27,
2016 of the Aston Funds Trust and are in agreement with the statements in the first, second and third paragraphs. We have no basis to agree or disagree with other statements of the registrant therein.


               /s/ERNST & YOUNG LLP